                                                                      Exhibit 99

                             FSI INTERNATIONAL, INC.
                          EMPLOYEES STOCK PURCHASE PLAN
                            (as amended and restated)


                      SECTION 1.  ESTABLISHMENT AND PURPOSE

     1.1 ESTABLISHMENT. FSI International, Inc., a Minnesota corporation, (hereinafter called "FSI" or the "Company"), hereby establishes a stock purchase plan for employees as described herein, which shall be known as the FSI INTERNATIONAL, INC. EMPLOYEES STOCK PURCHASE PLAN (hereinafter called the "Plan").

     1.2 PURPOSE. The purpose of this Plan is to permit employees to purchase Stock from FSI at the price specified in Section 5. The Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code.

                             SECTION 2.  DEFINITIONS

     2.1 DEFINITIONS. Whenever used hereinafter, the following terms shall have the meanings set forth below:

     (a) "Affiliate" means any corporation, a majority of the voting stock of which is directly or indirectly owned by FSI and whose participation in the Plan has been approved by FSI's Board.

     (b) "Base Earnings" means a Participant's regular rate of pay including overtime pay, but does not include bonuses or amounts payable under employee benefit plans.

     (c)  "Board" means the Board of Directors of FSI.

     (d) "Committee" means a committee of at least three members appointed by the Board empowered to take actions as stated in this Plan. No person, while a member of the Committee, shall be eligible to be a Participant in this Plan, and no person shall become a member of the Committee if, within one year prior to becoming a member, that person shall have been eligible (i) to be a Participant in this Plan, or (ii) for selection as a person to whom stock might be allocated or to whom stock options or stock appreciation rights might be granted pursuant to any other plan of FSI or any of its Affiliates entitling the participants therein to acquire stock, stock options or stock appreciation rights of FSI or any of its Affiliates. Each member of the Committee will remain a member for the duration of the Plan, unless such member resigns or is removed earlier by majority vote of the Board.

     (e) "Employee" means an employee (including officers and directors who are also employees) of FSI or its Affiliates.

     (f) "Fair Market Value" of a share of Stock as of any date is the mean between the bid and asked prices of a share of Stock on said date as published in the Wall Street Journal, or, if no such prices are published for said date, on the last preceding day for which such prices are published, or, if the Company's Stock is listed on a national securities exchange or traded in the national market system, the mean between the high and low sale prices for such Stock on such exchange or market on said date, or, if no sale has been made on such exchange or market on said date, on the last preceding day on which any such sale shall have been made.

     (g)  "Interest" means interest determined under Section 5.2.

     (h) "Participant" means an Eligible Employee who has elected to participate in the Plan pursuant to Section 4.1.

     (i)  "Plan Year" means the twelve-month period beginning each January 1.

     (j)  "Stock" means the common stock, no par value, of FSI.

                      SECTION 3.  STOCK SUBJECT TO THE PLAN

     3.1 NUMBER. The total number of shares of Stock available for distribution under this Plan shall not exceed 1,200,000. These shares may consist, in whole or in part, of authorized but unissued Stock or treasury Stock not reserved for any other purpose.

     3.2 ADJUSTMENT IN CAPITALIZATION. In the event of any change in the outstanding shares of Stock by reason of a Stock dividend or split, combination, recapitalization, or reclassification, the shares of Stock issuable and the price payable therefor under this Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive, provided, however, that fractional shares shall be rounded to the nearest whole share. Except as provided above, no adjustment shall be made in connection with the issuance by FSI of any Stock or any warrants, rights, or options to acquire shares of Stock or of securities convertible into Stock.

                            SECTION 4.  PARTICIPATION

     4.1 PARTICIPATION. An Eligible Employee may elect to become a Participant on January 1, 1990. Any Eligible Employee who does not become a Participant on January 1, 1990 may elect to become a Participant on the first day of any subsequent Plan Year, provided such Participant was an Eligible Employee on the December 15 immediately preceding said day. Any election to participate shall be made in accordance with rules adopted by the Committee. However, in no event shall an Eligible Employee be granted the right to purchase Stock under the Plan if after the purchase such Eligible Employee would own stock of FSI possessing 5% or more of the total combined voting power or value of all classes of stock of FSI. Also, an Eligible Employee may not become or remain a Participant at any time when such Eligible Employee owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of FSI. For purposes of this subsection, the rules of Section 425(d) of the Internal Revenue Code shall apply in determining the stock ownership of an individual, and stock which an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.

                          SECTION 5.  PURCHASE OF STOCK

     5.1 CONTRIBUTIONS FOR PURCHASE OF STOCK. At the time an Eligible Employee elects to become a Participant in the Plan, such Eligible Employee shall also elect the form and manner of contributing funds for the purchase of Stock. A Participant may elect to contribute funds for the purchase of Stock by (1) electing to make a cash payment to his or her employer equal to 1%, 2%, 3%, 4%, 5% or 6% of his or her aggregate Base Earnings in the Plan Year, and/or (2) directing his or her employer to withhold 1%, 2%, 3%, 4%, 5% or 6% of his or her Base Earnings for the purpose of purchasing Stock from FSI. In no event shall the aggregate contributions for the purchase of Stock exceed 6% of a Participant's Base Earnings.

     (a) A Participant may modify the amount of the cash payment to such Participant's employer only in accordance with the following:

          (1) A Participant may at any time elect to reduce the amount of cash payment to be made to the employer to an amount lower than that previously elected. However, only one such reduction may be made in any one Plan Year.

          (2) A Participant may at any time elect not to make any cash payment for the purchase of Stock. If a Participant elects not to make any cash payment for the purchase of Stock, such Participant may re-elect to make a cash payment only as of the first day of any subsequent Plan Year.

          (3) Except as provided in subsection (a)(1) or (a)(2) above, a Participant may elect a modification of the amount of cash payment only as of the first day of the Plan Year. The modified rate may be 1%, 2%, 3%,

     4%, 5% or 6% of the Participant's aggregate Base Earnings. Unless otherwise elected by the Participant, the amount of cash payment elected will remain in effect for subsequent years.

     (b) A Participant may modify the rate of withholding from such Participant's Base Earnings only in accordance with the following:

               (1) A Participant may at any time direct reduction of the rate of withholding to a rate lower than that previously in effect. However, only one such direction to continue withholding at a rate lower than that previously in effect may be made in any one Plan Year.

               (2) A Participant may at any time direct discontinuance of withholding. If a Participant directs discontinuance of withholding, such Participant may direct resumption of withholding only as of the first day of any subsequent Plan Year.

               (3) Except as provided in subsection (b)(1) or (b)(2) above, a Participant may direct modification of the rate of withholding only as of the first day of any Plan Year. The modified rate may be 1%, 2%, 3%, 4%, 5% or 6% of the Participant's Base Earnings. Unless otherwise elected by the Participant, the rate of withholding such Participant has elected will remain in effect for subsequent years.

     Any cash payment elected to be made by a Participant shall be made by a deadline specified by the Committee which shall not be later than the close of the Plan Year.

     Any election or direction under this section shall be made in writing pursuant to rules adopted by the Committee, and shall become effective at a time specified by the Committee.

     5.2 DISPOSITION OF CONTRIBUTIONS. Amounts withheld or otherwise contributed pursuant to Section 5.1 shall be held by the employer until the end of the Plan Year in which withheld or contributed, subject to the following:

     (a) A Participant who elects pursuant to Section 5.1(a)(2) not to make any cash payment and who directs pursuant to Section 5.1(b)(2) to discontinue withholding may at any time withdraw all or any part of the amounts previously withheld or otherwise contributed. Any such withdrawal shall be paid to the Participant by his or her employer in cash, with Interest.

     (b) In December of each Plan Year, each Participant shall be permitted to elect to have all or any part of the amounts withheld or contributed in cash paid to such Participant in cash with Interest.

     (c) Any withdrawal under (a) or (b) above shall be deemed to be on a first-in-first-out basis. Interest shall be applied to the average amount in the Participant's account at the end of each full calendar month during the completed portion of the Plan Year. The rate of Interest with respect to any Plan Year shall be determined by the Committee prior to the first day of said Plan Year. The Committee shall give such publicity to said Interest rate as it deems appropriate.

     (d) Any portion of the amounts withheld or otherwise contributed which is not paid to the Participant in cash shall be automatically applied to purchase Stock under Section 5.3.

     (e) Any election or direction under this section shall be made in writing pursuant to rules adopted by the Committee.

     5.3 PURCHASES OF STOCK. Amounts withheld from or contributed in cash by a Participant during the Plan Year (except any amounts refunded to such Participant in cash under Section 5.2) shall be used as of the last business day of said Plan Year to purchase Stock from FSI for a price equal to the lesser of
(a) or (b).

     (a) 85% of the Fair Market Value of a share of Stock on the first business day of the Plan Year.

     (b) 85% of the Fair Market Value of a share of Stock on the last business day of the Plan Year.

However, only whole shares shall be purchased under the foregoing provisions, and any amount remaining that is not sufficient to purchase a whole share shall be carried over to the next Plan Year for the account of the Participant.

     5.4 ISSUANCE OF STOCK CERTIFICATES. As soon as practicable after the close of the Plan Year, FSI shall, without Stock issue or transfer taxes to the Participant, deliver to the Participant a certificate or certificates for the requisite number of shares of Stock.

     5.5 PRIVILEGES OF A STOCKHOLDER. A Participant shall not have stockholder privileges with respect to any Stock until the date of issuance of a certificate to such Participant for such Stock.

     5.6 LIMITATION ON STOCK PURCHASES. As required by Section 423 of the Internal Revenue Code, no Participant may purchase Stock under this Plan and all other employee stock purchase plans of the Company and its Affiliates at a rate in excess of $25,000 in Fair Market Value of such Stock (determined at the time the option to purchase Stock is granted) for each calendar year in which any such option to purchase Stock granted to such Participant is outstanding at any time. If a Participant is not entitled to purchase Stock under any other such plan during a Plan Year, the total number of shares purchased under this Plan for the Participant with respect to that Plan Year may not exceed (a) divided by
(b):

     (a)  $25,000

     (b) The Fair Market Value of a share of Stock on the earliest day in such Plan Year that the individual is a Participant.

                      SECTION 6.  TERMINATION OF EMPLOYMENT

     6.1 TERMINATION OF EMPLOYMENT. No shares of Stock may be purchased by a Participant pursuant to this Plan with respect to a Plan Year if his or her termination of employment occurs during said Plan Year and prior to October 1 thereof. Any amount withheld from such a Participant or otherwise contributed by him or her during the Plan Year in which his termination of employment occurs shall be paid to such Participant in cash with Interest calculated under Section 5.2(c) promptly after such Participant's termination of employment. Any Participant whose termination of employment occurs on or after October 1 of a Plan Year may direct Stock purchases or withdrawals with respect to that Plan Year pursuant to Sections 5.2 and 5.3. However, if a Participant's death occurred at any time during the Plan Year, any amount withheld from or otherwise contributed by the Participant shall be paid to the Participant's personal representative in cash with Interest determined under Section 5.2(c), and no portion thereof shall be applied to purchase Stock.

                  SECTION 7.  RIGHTS OF EMPLOYEES; PARTICIPANTS

     7.1 EMPLOYMENT. Nothing in this Plan shall interfere with or limit in any way the right of FSI or any of its Affiliates to terminate any Employee's, Eligible Employee's, or Participant's employment at any time, nor confer upon any such person any right to continue in the employ of FSI or any of its Affiliates.

     7.2 NONTRANSFERABILITY. No right or interest of any Participant in this Plan shall be assignable or transferable, or subject to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, or bankruptcy. Any attempted assignment, transfer, pledge or other disposition of any rights under the Plan shall be null and void, and shall automatically terminate all rights of a Participant under the Plan.

                           SECTION 8.  ADMINISTRATION

     8.1 ADMINISTRATION. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of FSI, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. The determination of the Committee, interpretation or other action made or taken pursuant to the provisions of the Plan shall be final, and shall be binding and conclusive for all purposes and upon all persons.

                    SECTION 9.  AMENDMENT, MODIFICATION, AND

                               TERMINATION OF PLAN

     9.1 AMENDMENT, MODIFICATION, AND TERMINATION OF THE PLAN. The Board, upon recommendation of the Committee, at any time may terminate, and at any time and from time to time and in any respect, may amend or modify the Plan, provided, however, that no such action of the Board, without approval of the stockholders of FSI, may:

     (a) Increase the total amount of Stock which may be awarded under the Plan, except as provided in Section 3.2 of the Plan.

     (b)  Change the class of Employees eligible to participate in the Plan.

     (c)  Withdraw the administration of the Plan from the Committee.

     (d) Permit any person, while a member of the Committee, to be eligible to participate in the Plan.

     (e)  Extend the duration of the Plan.

                        SECTION 10.  REQUIREMENTS OF LAW

     10.1 REQUIREMENTS OF LAW. The issuance of Stock and the payment of cash pursuant to this Plan shall be subject to all applicable laws, rules, and regulations, and shares of Stock shall not be issued nor cash payments made except upon approval of proper government agencies or stock exchanges as may be required.

     10.2 GOVERNING LAW. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota.

                     SECTION 11.  EFFECTIVE DATE OF THE PLAN

     11.1 EFFECTIVE DATE.  The Plan is effective as of January 1, 1990.

     11.2 DURATION OF THE PLAN. Unless the Board terminates the Plan earlier, the Plan shall remain in effect until all Stock subject to it shall be distributed pursuant to the Plan.